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                                                                     Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                                       OF
                                LANDS' END, INC.

                                   * * * * *

                     Adopted in accordance with Section 242
                         of the General Corporation Law
                            of the State of Delaware

                                   * * * * *


          Richard C. Anderson and Robert S. Osborne, being the Vice President and Secretary, respectively, of Lands' End, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify as follows:

          FIRST: The Board of Directors of the Corporation adopted the resolution set forth below proposing an amendment to the Certificate of Incorporation of the Corporation (the "Amendment") dated June 24, 1987 and directed that the Amendment be submitted to the stockholders of the Corporation for their consideration and approval:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of ARTICLE FOURTH and substituting therefor the following:

               The total number of shares of stock which the Corporation has authority to issue is 35,000,000 shares, of which 5,000,000 shares shall be designated Serial Preferred Stock, par value $.01 per share and 30,000,000 shares shall be Common Stock, par value $.01 per share.

               Each share of Common Stock, par value $.01 per share, issued at the time this amendment becomes effective is hereby changed into two shares of Common Stock, par value $.01 per share.

          SECOND: The Amendment was duly adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware by the holders of two-thirds (2/3) of the issued and outstanding common stock of the Corporation entitled to vote by
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written consent dated July 20, 1987 and written notice has been given to the holders of the issued and outstanding Common Stock of the Corporation entitled to vote which have not consented in writing.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Gary C. Comer, its President, and Robert S. Osborne, its Secretary, this 10th day of August, 1987.

                                       LANDS' END, INC.

                                       By:  /s/ Richard C. Anderson
                                            -----------------------
                                            Richard C. Anderson,
                                            Vice President

ATTEST:

By:  /s/ Robert S. Osborne
     ---------------------
     Robert S. Osborne
     Secretary

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